Exhibit 99.3

P R E S S     R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:

April 16, 2013	FRANK D. MARTZ
GROUP SENIOR VICE PRESIDENT
OF OPERATIONS
(724) 758-5584

ESB FINANCIAL CORPORATION

ANNOUNCES SIX-FOR-FIVE STOCK SPLIT

Ellwood City, Pennsylvania, April 16, 2013 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced that its Board of Directors has declared a six-for-five split of the common stock of the Company, which is payable on May 17, 2013 to stockholders of record at the close of business on May 3, 2013. Each stockholder of the Company is entitled to receive one additional share of common stock for each five shares of common stock held on the record date. As of April 16, 2013, there were 14,682,398 shares of common stock outstanding and 2,475 stockholders of record, which does not include the number of persons or entities who hold stock in nominee or “street” name.

Charlotte A. Zuschlag, President and Chief Executive Officer stated, “I am pleased to announce this stock split, which represents our eleventh such stock split since the Company went public in June 1990 and reflects our strong financial condition as well as our fourth consecutive year of record earnings in 2012. The Company reported net income of $14.9 million for 2012 and $3.7 million for the three months ended March 31, 2013.” Ms. Zuschlag also stated, “The Board of Directors declared this stock split in order to reflect the appreciation of the stock price since 1990 and to increase the number of outstanding shares, which should increase trading activity, or float, in our common stock. This stock split, while maintaining our current quarterly cash dividend of $0.10 per share, effectively increases the cash payout to our stockholders by 20%. In addition, the Company continues to repurchase shares of common stock through our stock buyback program.”

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our website, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our website.